Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of Management of

Magic Benelux B.V.

5 Haplada Street

Or Yehuda

ISRAEL

Dordrecht, April 22, 2013

Re: KH/VK/NS

Dear Sirs,

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-13270, 333-113552, 333-132221 and 333-149553) of Magic Software Enterprises Ltd., of our report dated January 28, 2011 with respect to the financial statements of Magic Benelux B.V. as of December 31, 2010, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2012.

On behalf of Verstegen accountants en adviseurs,

/s/ Drs L.K. Hoogerdoorn RA MGA

Drs L.K. Hoogerdoorn RA MGA.